Company Contact:	J. Gentry Barden, Esq. Senior Vice President & General Counsel HealthSpring, Inc. (615) 401-4531
HealthSpring, Inc. Reports 2006 Second Quarter Results;
Increases 2006 GAAP EPS Guidance to $1.26-$1.36

Net Income of $21.1 Million, or $.37 per Diluted Share
NASHVILLE, Tenn. (July 31, 2006) — HealthSpring, Inc. (NYSE:HS) today announced its results for the second quarter and six months ended June 30, 2006. Highlights for the 2006 second quarter included:
•	Medicare Advantage members of 107,651 at June 30, 2006; up 36.6% year over year and 3.4% over the 2006 first quarter;
•	2006 second quarter total revenue of $322.8 million; an increase of 64.2% over the 2005 second quarter and 5.3% over the 2006 first quarter; and
•	Net income before preferred dividends for the second quarter of $21.1 million, increasing by $13.2 million compared with $7.9 million in the 2005 second quarter, and by $12.5 million over the 2006 first quarter.
Commenting on 2006 second quarter results, Herb Fritch, Chairman, President, and Chief Executive Officer, said, “We met or exceeded our expectations on membership, MLRs and SG&A margins, the three traditional primary drivers of our earnings. In addition, we continue to experience better-than-expected margins in our Part D business. All of these factors contributed to strong earnings for the quarter. During the quarter we were pleased to announce the signing of a definitive agreement to acquire America’s Health Choice in Florida, and we continue to make progress in our strategic initiatives, including our LivingWell Health Centers clinic initiative. The fundamentals of our business are strong, and we are very excited about the future prospects for our Company.”
Second Quarter Results
Net income available to common stockholders for the quarter ended June 30, 2006, increased to $21.1 million, or $0.37 per diluted share, compared with $3.4 million, or $0.10 per diluted share, in the 2005 second quarter. Second quarter results for 2006 include an after-tax charge of $827,000, or approximately $0.01 per basic and fully diluted share, for stock compensation expense measured in accordance with FAS 123R.
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HS Reports Second Quarter Results

July 31, 2006

($ in thousands)
	Three Months Ended
	June 30,
			Percent
	2006	2005	Change
Premium revenue	$314,199	$190,649	64.8%
Total revenue	322,803	196,622	64.2
Medical expense	250,857	153,739	63.2
SG&A	35,962	23,584	52.5
Adjusted EBITDA (1)	36,047	19,299	86.8
Net income before preferred dividends	21,109	7,877	168.0

(1)	See “Supplemental Information” note 1 herein for the reconciliation of HealthSpring’s non-GAAP Adjusted EBITDA to GAAP Net Income.
On January 1, 2006, the Company began offering prescription drug benefits in accordance with Medicare Part D, in addition to continuing to provide medical benefits, to its Medicare Advantage plan members. HealthSpring sometimes refers to these plans after January 1, 2006, collectively as Medicare Advantage plans and separately as “MA-only” (in other words, without prescription drug benefits) and “MA-PD” (with prescription drug benefits) plans. As of January 1, 2006, the Company also began offering prescription drug benefits on a stand-alone basis in accordance with Medicare Part D. HealthSpring refers to these as “stand-alone PDP” or “PDP” plans. Accordingly, as of January 1, 2006, HealthSpring began reflecting its membership by distinguishing between Medicare Advantage and PDP plans and the Company’s financial results, including premium revenue and medical expense, by distinguishing between Medicare (without Part D) and Part D.
The Company’s results include pre-tax income for Part D of $11.1 million for the three-month period ended June 30, 2006. Part D pre-tax income for the six months ended June 30, 2006 was $5.5 million and includes expenses for non-HealthSpring members and the offsetting receivable discussed below. Because Part D benefit costs are anticipated to be disproportionately higher in the first half of the contract year under the benefit design, and because premiums are recognized ratably, HealthSpring expects its Part D business operating results to continue to improve in the second half of the year compared to the first half of 2006.
Operating Highlights
Medicare Revenue
•	Medicare Advantage plan membership increased to 107,651 as of the end of the second quarter, up 36.6% year over year and up 3.4% over the prior quarter.
•	Medicare premiums (not including Part D) were $230.6 million for the 2006 second quarter, reflecting an increase of 44.9% over the 2005 second quarter.
•	Medicare Part D premiums were $51.7 million for the 2006 second quarter. For the six months ended June 30, 2006, Part D premiums were $97.6, million, which reflect reductions of approximately $4.8 million related to CMS’s risk corridor adjustment based on HealthSpring’s Part D experience to date.
•	Medicare premiums (including Part D) represented 89.9% of total premium revenue and 87.5% of total revenue for the 2006 second quarter.
•	Medicare (other than Part D) PMPM premiums averaged $725.42 in second quarter 2006, reflecting an increase of 4.0% over the prior year’s second quarter. Medicare Advantage Part D PMPM premiums received from CMS for the 2006 second quarter averaged $86.45. Premiums averaged $103.37 on a PMPM basis for stand-alone PDP members in the quarter.
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HS Reports Second Quarter Results

July 31, 2006
Commercial Revenue
•	Commercial membership was 38,113 at June 30, 2006, compared with membership of 41,397 at the end of the 2005 second quarter. This decrease primarily relates to HealthSpring’s commercial membership decrease in Alabama. The Company expects an additional decrease in membership of approximately 5,000 in Alabama beginning October 1, 2006, as a result of the decision by an employer group customer not to renew.
•	Commercial premiums were $31.9 million for the 2006 second quarter, reflecting an increase of 1.3% compared with the 2005 second quarter, primarily attributable to an 8.3% increase in PMPM rates to $273.41.
Medical Expense
•	Medicare Advantage medical loss ratio, or MLR, excluding Part D expense, was 79.2% for the 2006 second quarter, reflecting an increase of 20 basis points compared with the prior year’s second quarter and an increase of 170 basis points over the 2006 first quarter. During the second quarter, the Company accrued additional medical expense of approximately $4.2 million (approximately 90% of which was recorded as Medicare medical expense) related to a proposed settlement of disputed contract claims with a hospital provider in Tennessee. Many of the disputed claims relate to prior-year periods.
•	Medicare Part D MLR was 74.9% for the 2006 second quarter and 90.1% for the six months ended June 30, 2006. Part D medical expense includes additional prescription drug costs incurred by the Company on behalf of persons who were not members of a HealthSpring plan. As previously mentioned, CMS has established a “plan-to-plan reconciliation” process for recovery of these types of payments made between January 1 and April 30, 2006. The Company has recorded a net receivable in the amount of $3.8 million as of quarter-end related to this process. Actual net recoveries could differ from the amounts recorded.
•	Commercial MLR was 92.3% for the 2006 second quarter and 87.9% for the six months ended June 30, 2006.
•	The 2006 second quarter reflects favorable prior-period reserve development, or PPRD, of $8.2 million, compared with favorable PPRD of $12.9 million in the 2006 first quarter and favorable PPRD of $5.2 million in the 2005 second quarter.
SG&A
•	SG&A expense represented 11.1% of total revenue in the 2006 second quarter compared with 12.0% in the comparable prior-year period and 11.3% in the first quarter of 2006.
•	SG&A expense increased in the 2006 second quarter by $12.4 million, or 52.5%, over the 2005 second quarter, primarily as a result of growth, geographic expansion, implementation of Part D, and public company expenses.
Balance Sheet Highlights
•	At June 30, 2006, the Company’s cash and cash equivalents were $320.2 million, $31.6 million of which was held at unregulated subsidiaries. This amount includes approximately $77.7 million of advances from CMS for reinsurance payments and low income cost subsidies for which the Company assumes no risk and which is accounted for as funds held for the benefit of members on the Company’s balance sheet, and $94.8 million for the early receipt of the July CMS premium.
•	Net cash provided by operating activities (adjusted for the early premium payment from CMS) for the first six months of 2006 was $40.1 million, or 1.4x net income.
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HS Reports Second Quarter Results

July 31, 2006
•	Days in claims payable was 37 at the end of the 2006 second quarter compared with 36 at the end of the first quarter 2006 and 40 at the end of 2005. The decrease in the days claims payable compared with the prior year is primarily related to Part D claims, which have an inherently shorter pay cycle than the Company’s Medicare Advantage and commercial lines of business.
Retroactive Risk Adjustment
The Company was recently notified by CMS that its retroactive risk adjustment payment for 2006 through July would be approximately $12.6 million, which will be reflected as additional premium in the third quarter ending September 30, 2006. The Company estimates that the net effect, after adjusting for risk-sharing payments to providers and taxes, will be approximately $6.3 million of net income, or $0.10 to $0.11 per share. In addition, the Company estimates that the impact of the risk adjustments on Medicare Advantage premiums for the balance of 2006 will be an increase over year-to-date average premiums by 1.5% to 2.0% PMPM.
Revised 2006 Guidance
•	Membership: The Company maintains its estimates that its Medicare Advantage membership will be in the range of 112,000 to 117,000 by the end of 2006. The Company now estimates that PDP membership will end the year between 85,000 and 90,000 lives. Commercial lives are projected to be 28,000 to 30,000 at year-end. In the event of the closing of the acquisition of America’s Health Choice by year-end, the Company would have an additional 12,000 to 13,000 MA-PD members.
•	Revenue: The Company maintains its estimate that 2006 total revenue will be between $1.25 billion and $1.35 billion, with approximately 90% of total revenue for the year attributable to Medicare Advantage and Part D premiums. Based on MA-PD and PDP membership estimates, the Company believes Part D premium revenue will account for approximately $200.0 million of total revenue.
•	MLRs: The Company is revising its MLR guidance. Medicare (without Part D) MLR is now expected to be below 79.0% for the full year. Part D MLR is now expected to be between 85% and 90% for the full year. Commercial MLR is projected to be between 87% and 89% for the year.
•	EPS: The Company is increasing its estimate of GAAP earnings per share for 2006 to be in the range of $1.26 to $1.36. This estimate does not take into account any impact associated with the closing of the acquisition of America’s Health Choice. On a non-GAAP pro-forma basis (assuming the IPO took place on January 1, 2006), the 2006 EPS range would be $1.32 to $1.42 after adjusting for the elimination of pre-IPO items, including preferred dividends, interest expense, minority interest and tax expense, and adding incremental FAS 123R compensation expense. See “Supplemental Information” Note 2 herein.
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HS Reports Second Quarter Results

July 31, 2006
Recapitalization
HealthSpring, Inc. (“HealthSpring” or the “Company”) completed a recapitalization, which was accounted for as a purchase, of NewQuest, LLC (its “Predecessor”) on March 1, 2005, resulting in the Predecessor becoming a wholly owned subsidiary of HealthSpring. The information included in this release compares results for HealthSpring for the six-month period ended June 30, 2006, with the combined results of the Predecessor for the two months ended February 28, 2005, and for HealthSpring for the four-month period from March 1, 2005 to June 30, 2005. Per share amounts for the six-month period ended June 30, 2005, are not comparable with results for the same period in 2006 because the ownership of the Predecessor was composed of member units, and HealthSpring ownership is represented by common stock and common stock equivalents.
Conference Call
A live audio webcast of the conference call regarding first quarter results will begin at 9:00 a.m. ET on Tuesday August 1, 2006. The public may access the conference call through HealthSpring’s website, www.myhealthspring.com, under the Investor Relations tab. The conference call can also be accessed by dialing (913) 981-5540, confirmation number 1770945. An online replay will be available approximately two hours following the conclusion of the live broadcast and will continue for 30 days.
About HealthSpring, Inc.
HealthSpring, Inc. is one of the largest managed care organizations in the United States whose primary focus is the Medicare Advantage market. The Company currently owns and operates Medicare Advantage and stand-alone Medicare prescription drug plans in Tennessee, Texas, Alabama, Illinois, and Mississippi. In addition, the Company uses its infrastructure and provider networks in Tennessee and Alabama to offer commercial health plans to employer groups.
Cautionary Statement Regarding Forward Looking Statements
Statements contained in this release that are not historical fact may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act. Statements that are predictive in nature, that depend on or refer to future events or conditions, or that include words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions are forward-looking statements. Such statements include statements regarding future operating and earnings guidance, including Part D operating results in the second half of the year; declines in commercial membership in Alabama; the ability of the Company to settle disputed claims with a Tennessee hospital provider; and amounts recoverable under CMS’s plan-to-plan reconciliation process. Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the Company’s actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements.
Additional information concerning important risks and uncertainties can be found under the headings “Special Note Regarding Forward-Looking Statements” and “Item 1A. — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission, and in the Company’s Quarterly Report on
Form 10-Q for the quarter ended March 31, 2006. Except as required by law, the Company assumes no obligation to update any forward-looking statement publicly, or to update the reasons actual results could differ materially from those predicted in any forward-looking statement, even if new information becomes available in the future.
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HS Reports Second Quarter Results

July 31, 2006
Supplemental Information
The Company believes that the non-GAAP measures used in this release, when presented in conjunction with comparable GAAP measures, are useful to both management and investors in analyzing financial and business trends regarding the Company’s ongoing business and operating performance. These non-GAAP measures should be considered in addition to, but not as a substitute for, items prepared in accordance with GAAP.
This press release includes a presentation of the following non-GAAP financial measures:
1)	The Company uses Adjusted EBITDA, or adjusted earnings before interest, taxes, depreciation, amortization, and minority interest, to assess business performance among its health plans and related management companies. Although some excluded items may recur, management believes that this measure provides a more useful comparison of its business performance from period to period.

The following tables provide a reconciliation of Adjusted EBITDA as used in this release to net income before preferred dividends calculated in accordance with GAAP (in thousands).

	Three Months Ended
	June 30,
	2006	2005
Net income before preferred dividends	$21,109	$7,877
Plus: income tax expense	12,398	5,199
Plus: interest expense	96	4,167
Plus: depreciation and amortization	2,444	1,715

EBITDA	36,047	18,958

Plus: minority interest	—	341

Adjusted EBITDA	$36,047	$19,299

2)	The following table adjusts projected GAAP EPS to projected pro-forma EPS, giving pro-forma effect to the IPO as if it had occurred on January 1, 2006 (in thousands, except per share data):

	GAAP	Pro-forma
Net income available to common stockholders	$68,850 - $74,600	$68,850 - $74,600

Adjustments:
Preferred dividends		2,021
Minority interest (after tax)		190
Pre-IPO interest expense (after tax)		5,214
Incremental FAS 123R expense (after tax)		(231)

Pro-forma net income		$76,044 - $81,794

Weighted average shares outstanding for year	54,700	57,400

EPS	$1.26 - $1.36	$1.32 - $1.42
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HS Reports Second Quarter Results

July 31, 2006
HealthSpring, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet Information
June 30, 2006 and December 31, 2005
(in thousands)
(Unaudited)

	June 30,	December 31,
	2006	2005
Assets
Current Assets:
Cash and cash equivalents	$320,205	$110,085
A/R, net of allowance for doubtful accounts	34,720	7,248
Investment securities available for sale	8,332	8,646
Current portion of investment securities held to maturity	13,228	14,313
Deferred income tax asset	12,501	5,778
Prepaid expenses and other assets	2,890	3,148

Total current assets	391,876	149,218
Investment securities held to maturity, less current portion	23,027	22,993
Property and equipment, net	4,806	4,287
Goodwill	341,619	315,057
Intangible assets, net	84,943	87,675
Investment in and receivable from unconsolidated affiliate	1,372	1,469
Deferred financing fee	896	5,487
Restricted investments	6,715	5,652

Total assets	$855,254	$591,838

Liabilities and Stockholders’ Equity
Current Liabilities:
Medical claims liability	$103,827	$82,645
Current portion of long-term debt	—	16,500
A/P and accrued expenses	27,071	17,408
Deferred revenue	94,752	365
Funds held for the benefit of members	77,719	—
Other current liabilities	831	362

Total current liabilities	304,200	117,280
Long-term debt, less current portion	—	172,026
Deferred tax liability	30,010	29,782
Other long-term liabilities	297	316

Total liabilities	334,507	319,404

Minority Interest	—	11,890

Stockholders’ Equity:
Preferred stock	—	2
Common stock	573	322
Additional paid in capital	481,617	249,317
Retained earnings	38,604	10,943
Treasury Stock	(47)	(40)

Total stockholders’ equity	520,747	260,544

Total liabilities and stockholders’ equity	$855,254	$591,838

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HS Reports Second Quarter Results

July 31, 2006
HealthSpring, Inc. and Subsidiaries
Condensed Consolidated Statement of Income Information
(in thousands, except share data)
(Unaudited)

	Three-Month Period Ended		Six-Month Period Ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenue:				(Combined) (1)
Premium:
Medicare	$282,347	$159,194	$549,034	$303,346
Commercial	31,852	31,455	64,086	62,411

Total premium revenue	314,199	190,649	613,120	365,757
Management and fee revenue	6,112	5,213	11,747	10,323
Investment income	2,492	760	4,558	1,500

Total revenue	322,803	196,622	629,425	377,580

Operating Expenses:
Medical Expense:
Medicare	221,451	125,778	441,884	240,938
Commercial	29,406	27,961	56,345	51,891

Total medical expenses	250,857	153,739	498,229	292,829
Selling, general and administrative	35,962	23,584	70,571	52,976
Depreciation and amortization	2,444	1,715	4,867	2,890
Interest	96	4,167	8,457	5,816

Total operating expenses	289,359	183,205	582,124	354,511

Income before equity in earnings of unconsolidated affiliate, minority interest and income taxes	33,444	13,417	47,301	23,069
Equity in earnings of unconsolidated affiliate	63	—	170	—

Income before minority interest and income taxes	33,507	13,417	47,471	23,069
Minority interest	—	(341)	(303)	(1,672)

Income before income taxes	33,507	13,076	47,168	21,397
Income taxes	(12,398)	(5,199)	(17,486)	(8,944)

Net income	21,109	7,877	29,682	12,453
Preferred dividends	—	(4,514)	(2,021)	(6,057)

Net income available to common stockholders and members	$21,109	$3,363	$27,661	$6,396

Net Income per common share:
Basic	$0.37	$0.10	$0.53	—

Diluted	$0.37	$0.10	$0.53	—

Weighted average common shares outstanding:
Basic	57,271,044	32,184,436	51,984,926	—

Diluted	57,364,519	32,184,436	52,082,017	—

(1) — Includes the combined results of operations of the Predecessor from January 1, 2005 through February 28, 2005, and of the Company from March 1, 2005 through June 30, 2005. The Company has included this non-GAAP financial measure because it believes that it permits a more meaningful comparison of the Company’s operating performance between the periods presented. See “Condensed Consolidated Statement of Income information” herein on page 10.
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HS Reports Second Quarter Results

July 31, 2006
HealthSpring, Inc. and Subsidiaries
Condensed Consolidated Statement of Cash Flow Information
(in thousands)
(Unaudited)

			Predecessor
	Six-Month	Four-Month	Two-Month
	Period Ended	Period ended	Period ended
	June 30, 2006	June 30, 2005	February 28, 2005
Cash flows from operating activities:
Net income	$29,682	$9,747	$2,706
Adjustments to reconcile net income to net cash provided by (used in)
Operating activities
Depreciation and amortization	4,867	2,575	315
Amortization of deferred financing cost	148	—	—
Amortization of accrued loss on assumed lease	—	—	(97)
Equity in earnings of unconsolidated affiliate	(170)	—	—
Minority Interest	303	424	1,248
PIK Interest	116	357	—
Stock-based compensation	2,164	164	—
Deferred tax benefit	(6,363)	1,747	93
Write off of deferred financing cost	5,375	—	—
Increase (decrease) in cash and cash equivalents due to changes in:
Accounts receivable	(27,472)	8,366	(2,470)
Prepaid expenses and other current assets	254	(934)	1,240
Medical claims payable	21,182	(4,151)	5,829
Accounts payable, accrued expenses and other current liabilities	10,002	(21,061)	6,202
Other long-term liabilities	(18)	—	11
Deferred revenue	94,386	343	(113)

Net cash provided by (used in) operating activities	134,456	(2,423)	14,964

Cash flows from investing activities:
Purchase of PPE	(1,633)	(1,221)	(149)
Purchase of investment securities	(5,885)	(10,252)	(5,942)
Sale / maturity of investment securities	7,251	8,632	836
Purchase of restricted investments	(1,063)	(147)	(214)
Distributions from affiliates	106	—	—
Purchase of minority interest	—	(44,358)	—
Acquisition, net of cash acquired	—	(230,463)	—

Net cash used in investing activities	(1,224)	(277,809)	(5,469)

Cash flows from financing activities:
Payments on borrowings	(188,642)	(9,483)	(117)
Proceeds from issuance of common stock and preferred stock	188,749	139,977	—
Funds received for the benefit of members	77,720	—	—
Purchase of treasury stock	(7)	—	—
Deferred financing cost	(932)	350	—
Proceeds from issuance of notes payable	—	200,000	—
Proceeds from sale of units in consolidated subsidiary	—	7,875	—
Distribution to minority stockholders	—	—	(1,771)
Cash advanced in recapitalization	—	—	1,000

Net cash provided by (used in) financing activities	76,888	338,719	(888)

Net increase in cash and cash equivalents	210,120	58,487	8,607
Cash and cash equivalents at beginning of period	110,085	—	67,834

Cash and cash equivalents at end of period	$320,205	$58,487	$76,441

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HS Reports Second Quarter Results

July 31, 2006
HealthSpring, Inc. and Subsidiaries
Condensed Consolidated Statement of Income Information
(in thousands)
(Unaudited)

	Predecessor	HealthSpring, Inc.	Combined
	Period from	Period from
	January 1, 2005 to	March 1, 2005 to	Six Months Ended
	February 28, 2005	June 30, 2005	June 30, 2005
Revenue:
Premium:
Medicare premiums	$94,764	$208,582	$303,346
Commercial premiums	20,704	41,707	62,411

Premium revenue	115,468	250,289	365,757
Management fee revenue	3,461	6,862	10,323
Investment income	461	1,039	1,500

Total revenue	119,390	258,190	377,580

Operating Expenses:
Medical expenses	90,843	201,986	292,829
Selling, general and administrative	21,608	31,368	52,976
Depreciation and amortization	315	2,575	2,890
Interest	42	5,774	5,816

Total operating expenses	112,808	241,703	354,511

Income before minority interest and income taxes	6,582	16,487	23,069
Minority interest	(1,248)	(424)	(1,672)

Income before income taxes	5,334	16,063	21,397
Income tax expense	2,628	6,316	8,944

Net income before preferred dividends	2,706	9,747	12,453
Preferred dividends	—	6,057	6,057

Net income available to members and common stockholders	$2,706	$3,690	$6,396

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